UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Leadenhall Road

Mt. Laurel, New Jersey 08054

(Address of principal executive offices, including zip code)

(856) 917-1744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

Amendment to Fannie Mae Committed Purchase Facility for Early Funding

On April 27, 2012, PHH Mortgage Corporation (“PHH Mortgage”), a wholly owned subsidiary of PHH Corporation (“we”, “us” or the “Company”), renewed its master agreement with Fannie Mae and entered into certain other amended agreements with Fannie Mae, including an Amendment No. 1 to Letter Agreement (the “Amendment”) which amends PHH Mortgage’s $1 billion committed early funding letter agreement with Fannie Mae (as amended, the “Committed Funding Letter Agreement”).

The Committed Funding Letter Agreement commits Fannie Mae to accept sale and delivery and to purchase from PHH Mortgage mortgage loans and pools of mortgage loans pursuant to Fannie Mae’s “As Soon as Pooled” (“ASAP”) and “As Soon as Pooled Plus” (“ASAP Plus”) early funding programs from time to time during the term of the Committed Funding Letter Agreement.  Fannie Mae shall not be committed to purchase mortgage loans or pools of mortgage loans from PHH Mortgage to the extent that, after giving effect to the purchase thereof, the aggregate unpaid principal balance of mortgage loans and pools of mortgage loans considered to be Pending (as defined in the Committed Funding Letter Agreement) under PHH Mortgage’s ASAP and ASAP Plus agreements with Fannie Mae would exceed $1 billion.

Pursuant to the Amendment, Fannie Mae’s right to terminate the Committed Funding Letter Agreement based on the Company’s credit ratings was removed and other termination events were added, most of which are generally consistent with existing covenants under our various other debt facilities.  These additional termination events include, among others, a failure by the Company to maintain (i) on the last day of each fiscal quarter, consolidated net worth of at least $1.0 billion; (ii) on the last day of each fiscal quarter, a ratio of indebtedness to tangible net worth no greater than 6.5 to 1; and (iii) a minimum of $1.0 billion in committed mortgage warehouse or gestation facilities, with no more than $500 million of gestation facilities included towards the minimum, but excluding committed or uncommitted loan purchase arrangements or other funding arrangements from Fannie Mae and any mortgage warehouse capacity provided by government sponsored enterprises.

Fannie Mae may also terminate the Committed Funding Letter Agreement upon the occurrence of a repurchase trigger event under PHH Mortgage’s master agreement with Fannie Mae.  Such repurchase trigger events include a failure by PHH Mortgage to comply with its loan repurchase, indemnification and make-whole obligations (“Repurchase Obligations”) under the Fannie Mae Servicing Guide and specify that (i) as of May 1, 2012, no more than 30% of all outstanding unsatisfied Repurchase Obligations (by unit count) may be aged more than 180 days from the date the original Repurchase Obligation is issued by Fannie Mae, (ii) from and after June 1, 2012, no more than 10% of all outstanding unsatisfied Repurchase Obligations (by unit count) may be aged more than 180 days from the date the original Repurchase Obligation is issued by Fannie Mae, (iii) from and after July 1, 2012, no more than 5% of all outstanding unsatisfied Repurchase Obligations (by unit count) may be aged more than 180 days from the date the original Repurchase Obligation is issued by Fannie Mae, and (iv) from and after July 1, 2012, no outstanding unsatisfied Repurchase Obligations (by unit count) may be aged more than 270 days from the date the original Repurchase Obligation is issued by Fannie Mae.  As a Fannie Mae approved seller and servicer, PHH Mortgage sells a substantial portion of the mortgage loans it originates to Fannie Mae and generally retains mortgage servicing rights in respect of such loans.

The Committed Funding Letter Agreement, as amended, will expire on its previously scheduled expiration date of December 15, 2012, unless earlier terminated in accordance with its amended terms or renewed for an additional period.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (“Form 8-K”) and is incorporated herein by reference in its entirety.

Item 2.02.                Results of Operations and Financial Condition.

On May 1, 2012, the Company issued a press release announcing financial results for the three month period ended March 31, 2012. A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference in its entirety.

The information disclosed under this Item 2.02, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended (the “Securities Act”), except as expressly set forth in such filing.

Item 2.03.                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Selitto Separation Agreement

On April 30, 2012, the Company entered into a Separation Agreement (the “Separation Agreement”) with Jerome J. Selitto, the Company’s former President and Chief Executive Officer. As previously disclosed, Mr. Selitto left the Company on January 3, 2012 (the “Departure Date”) to pursue other opportunities.

The Separation Agreement provides that during the period following the Departure Date through January 3, 2013 (the “Severance Period”), Mr. Selitto will be eligible to receive severance payments totaling $840,000 in bi-weekly installments.  Payments that would have been made after the Departure Date and prior to the effective date of the Separation Agreement will be paid with the first bi-weekly installment after the Separation Agreement becomes effective. Mr. Selitto will be entitled to continued vesting of his outstanding Company equity awards on the same basis and at the same time as such awards would have vested if Mr. Selitto had remained employed with the Company through October 26, 2012. Vested stock options as of the Departure Date and those that continue to vest through October 26, 2012, may be exercised in accordance with the applicable option award agreement.

In addition, Mr. Selitto will (i) be eligible for reimbursement for COBRA health care continuation premiums, if COBRA coverage is elected by Mr. Selitto and his eligible dependents, until the earlier of the date that Mr. Selitto becomes eligible for coverage under another group health plan or January 31, 2013, (ii) have the title to the Company-owned car that was being used by him as of the Departure Date transferred to him, and (iii) be reimbursed for up to $10,000 of his documented legal expenses incurred in negotiating the Separation Agreement.

These severance benefits are being paid or provided in exchange for Mr. Selitto executing a release of claims against the Company. Mr. Selitto will continue to receive these benefits only if he complies with certain restrictive covenants, including, without limitation, a covenant not to compete with the Company from April 30, 2012, through January 3, 2014 (the “Restriction Period”), covenants not to solicit the Company’s customers, clients, or employees during the Restriction Period, and a covenant protecting the Company’s confidential information. If Mr. Selitto fails to comply with these restrictive covenants, the Company is entitled to suspend making further payments or benefits under the Separation Agreement, no further payments or benefits under the Separation Agreement will be due to him, and he will be obligated to repay to the Company the amounts paid to him in cash under the Separation Agreement and the cash or stock he receives upon payment or exercise of equity awards that would have terminated or not become vested without the operation of the provisions of the Separation Agreement providing for continued vesting during the Severance Period. Mr. Selitto has the unilateral right to terminate and revoke the Separation

Agreement within seven days of the signing date upon notice to the Company, which termination would render the Separation Agreement unenforceable, null and void.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached as Exhibit 10.2 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 8.01.                Other Events.

Upsizing of Fleet Leasing Receivables Trust Conduit

On April 30, 2012, Fleet Leasing Receivables Trust (“FLRT”), a special purpose trust used to finance leases originated by the Company’s Canadian fleet management services business, entered into amendments to the FLRT Series 2010-2 Class A and Class B note purchase agreements to increase the maximum commitment amounts thereunder to C$720 million and C$33.6 million, respectively, representing an aggregate increase of conduit financing capacity for the Company’s Canadian fleet management services business of approximately C$157 million.

Item 9.01.                Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Amendment No. 1 to Letter Agreement between Fannie Mae and PHH Mortgage Corporation dated April 27, 2012.

Exhibit 10.2	Separation Agreement between PHH Corporation and Jerome J. Selitto, dated as of April 30, 2012.

Exhibit 99.1	PHH Corporation press release dated May 1, 2012.*

*          Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall such Exhibit be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as expressly set forth in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President,
General Counsel & Secretary

Dated: May 1, 2012